EXHIBIT 2.1




        SUBORDINATED CONVERTIBLE LOAN FACILITY AGREEMENT
                         USD 89,000,000
                       DATED July 13, 1999



                         Frontline Ltd.
                           as Borrower

                     Metrogas Holdings Inc.
                            as Lender



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                            I N D E X


1. LOAN FACILITY                                 3
2. STATUS OF THE LOAN                            3
3. INTEREST                                      3
4. DEFAULT INTEREST                              4
5. REPAYMENT                                     4
6. CONVERSION                                    4
7. CONDITIONS FOR PAYMENT                        5
8. COVENANTS                                     5
9. EVENTS OF DEFAULT                             5
10. PAYMENTS  -  SET-OFF                         6
11. ASSIGNMENT                                   6
12. NOTICES AND CORRESPONDENCE                   7
13. GOVERNING LAW AND JURISDICTION               7




Schedules

1.  LIST OF CREDITORS
2.  FORM OF LETTER TO AGENTS FOR CREDITORS





























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This Subordinated Convertible Loan Facility Agreement (the
"Agreement") is entered into on July 13, 1999 between:

(1) FRONTLINE LTD., a company organised and existing pursuant to the laws of Bermuda (the "Borrower");

and

(2) METROGAS HOLDINGS INC., a company organised and existing pursuant to the laws of the Republic of Liberia (the
      "Lender").

W H E R E A S:

(A)   The Borrower is indebted in the principal amount of USD
      89,000,000 (the "Loan") to the Lender;

(B) The Borrower and the Lender wish to record the terms and conditions of the indebtedness described in (A) above.

THE PARTIES HAVE AGREED as follows:

1.    LOAN FACILITY

1.1 The Lender will continue to make the Loan available to the Borrower on the terms and conditions set out herein.

2.    STATUS OF THE LOAN

2.1 The Loan and interest thereon shall be subordinated in right of payment at all times (including but not limited to the event of bankruptcy, liquidation, winding-up, dissolution or other similar proceedings in respect of the Borrower) to the claims of those creditors of the Borrower whose claims are set out in Schedule 1 hereto (the "Creditors").

3.    INTEREST

3.1 The Loan shall carry interest at a rate of 8% p.a. Interest shall be calculated based on the actual days elapsed and a 360-day year.

3.2 Interest shall be added to the Loan every 12 months, commencing on the date occurring 12 months after the date hereof.

3.3 Interest added to the Loan as described in Clause 3.2 above shall carry interest as if it were part of the Loan.
      Interest accrued on such interest amounts shall carry interest and be added to the Loan in the same manner.


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3.4   Interest shall not be paid other than as expressly
      stipulated in this Agreement.

4.    DEFAULT INTEREST

      In the event of any payments hereunder not being received on the due date therefor (each such amount being a "Defaulted Amount"), interest will be payable by the Borrower from the due date until the date that payment is received, at a rate of 9% p.a. (for such periods as the Lender in its sole discretion shall decide). Interest charged under this Clause 4 shall be added to the Defaulted Amount on the last day of the period decided by the Lender until the Defaulted Amount has been repaid in full.

5.    REPAYMENT

5.1 The Loan or part thereof shall only be repaid under the following circumstances:

5.1.1 Should the Borrower prior to or in connection with its annual shareholders' meeting to be held in 2002 increase its share capital through an issue of shares against cash, an amount equal to the net cash amount paid for such shares shall promptly upon receipt thereof by the Borrower be applied against payments of amounts outstanding hereunder.

5.1.2 If the Borrower sells part or all of its shares in ICB Shipping AB, an amount equal to 50% of the net sales proceeds obtained for such shares less any debt secured thereby shall be applied against payment of amounts outstanding hereunder.

5.2   Any amounts received by the Lender pursuant to Clauses
      5.1.1 or 5.1.2 above shall firstly be applied against the Loan, thereafter against interest accrued on the Loan.

6.    CONVERSION

6.1 To the extent amounts outstanding hereunder have not been repaid pursuant to Clause 5 above prior to the Borrower's annual shareholders' meeting in 2002, the Borrower shall as soon as practicable following such date repay the Loan by issuing to the Lender shares in the Borrower in an amount equal to the Loan as full settlement of the Loan. The issue price of each such share shall be the average trading price of the shares during the 15 trading days immediately prior to such issue.

6.2 The Lender hereby agrees to accept the shares described in Clause 6.1 above as full settlement of the Loan.


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6.3   Simultaneously with the issue of the shares described in
      Clause 6.1 above the Borrower shall make a cash payment to the Lender of any and all interest accrued on the Loan.

7.    CONDITIONS FOR PAYMENT

7.1 The parties agree that, unless the Creditors have given their prior written consent, the payments described in Clauses 5.1.1, 5.1.2 and 6.3 above may only be made to the extent the Borrower, immediately following such payments, is in compliance with all covenants set out in the loan agreements governing the claims of the Creditors, such compliance to be evidenced in form and substance to the reasonable satisfaction of the Creditors prior to any payment.

7.2 Should any amount be outstanding hereunder after the Borrower's annual shareholders' meeting in 2002 due to the circumstances described in Clause 7.1 above, such amount shall promptly become due and payable when the Borrower, after having made the relevant payment, will be in compliance with the covenants described above.

8.    COVENANTS

8.1 The Borrower undertakes with the Lender that, unless the Lender has given its prior written consent to the contrary, it will, in the loan period:

8.1.1 Promptly inform the Lender about any event which constitutes or may constitute an event of default, or which may adversely affect the Borrower's ability fully to perform its obligations hereunder.

8.1.2 Deliver to the Lender the Borrower's annual audited accounts as soon as practicable after the same have been issued and in any event not later than 150 days after the end of the relevant financial year, (b) a quarterly financial report in a form satisfactory to the Lender no later than 60 days after expiry of the relevant quarter and
      (c) such other information about the Borrower's business and financial condition as the Lender may reasonably require.

9.    EVENTS OF DEFAULT

9.1 Each of the following events shall, subject to Clause 7.1 above, constitute an Event of Default:

9.1.1 The Borrower fails to pay any amount payable by it pursuant to the provisions of this Agreement when due, unless such


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      failure is due to technical breakdown or communication
      error, in which case the Borrower shall be granted 3
      Banking Days to remedy such default.

9.1.2 If the Borrower is unable or admits in writing its inability to pay its lawful debts as they mature, or makes a general assignment to the benefit of its creditors.

9.1.3 If the Borrower enters into composition proceedings, bankruptcy, insolvency or similar proceedings or any order shall be made by any competent court or resolution passed by the Borrower for the appointment of a receiver or a similar authority.

9.1.4 Any other material loan, guarantee or other obligation of the Borrower is declared, or is capable of being declared due prematurely by reason of default, or the Borrower fails to make payment in respect thereof on the due date for such payment, or security for any such other loan, guarantee or indebtedness becomes enforceable.

9.2 Acceleration. Upon the occurrence of any Event of Default, the Lender may, subject to compliance with the provision of Clauses 2.1 and 7.1 hereof, forthwith notify the Borrower in writing whereupon all amounts outstanding hereunder shall become immediately due and payable.

10.   PAYMENTS  -  SET-OFF

10.1 Taxes. All payments to be made by the Borrower under this Agreement shall be made in USD to the Lender as directed by the Lender and shall be made without set-off or counterclaim of any kind and without any deductions for, and free and clear of any taxes. In the event that the Borrower is required by law or regulation to deduct or withhold any taxes the sum to be paid shall be increased by such amount as shall be necessary to ensure that the amount received by the Lender after such deduction or withholding, is equal to the amount which would have been received under this Agreement had no such deduction or withholding been required.

11.   ASSIGNMENT

11.1 Borrower. The Borrower may not assign any of its rights or obligations hereunder to others.

11.2 Lender to other financial institutions. The Lender may, subject to the prior written approval of the Borrower (such approval not to be unreasonably withheld), assign all or a part of its rights and obligations hereunder to any third


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      party. The Lender will give the Creditors 7 days' prior
      written notice of any such assignment.

11.3 Subsequent payments. In the event of a transfer of all or a part of the Lender's rights hereunder, the Borrower shall subsequently make all payments under this Agreement ratably to the Lender and the assignee(s).

12.   NOTICES AND CORRESPONDENCE

      Every notice or demand under this Agreement shall be in writing, but may be given or made by fax which shall be sent to the Lender and the Borrower at their respective addresses, being in respect of the Lender at:

      Metrogas Holdings Inc.
      c/o Seatankers Management Co. Ltd

      Att.:        Dimitris Hannas
      Fax No.:     + 357 33 23 770

      and in respect of the Borrower at:

      Frontline Ltd
      c/o Frontline Management AS

      Att.:        Chief Financial Officer
      Fax No.:     + 47 23 11 40 44

      or to such other address or fax number as may from time to time be notified by the relevant party.

13.   GOVERNING LAW AND JURISDICTION

      This Agreement shall be governed by and construed in accordance with Norwegian law, and the parties hereby irrevocably submit to the non-exclusive jurisdiction of the Norwegian courts, the venue to be Oslo City Court.















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THIS AGREEMENT has been entered into on the date stated on the first page hereof.

For and on behalf of
Frontline Ltd.

Signature:   /s/ Tor Olav Troim
         _____________________________
Name in
block letters: TOR OLAV TROIM
Title: Director

For and on behalf of
Metrogas Holdings Inc.

Signature:   /s/ Erling Lind
         _____________________________
Name in
block letters: ERLING LIND
Title:As per special authority

































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                                                       SCHEDULE 1




                        LIST OF CREDITORS


LOANS FOR WHICH GREENWICH / METROGAS'S LOAN IS TO BE SUBORDINATED


Org.amount  Agent                           Signed    Due

420m USD    Skandinaviska Enskilda Banken
            AB                              20.11.96  28.11.03

217.5m SEK  Christiania Bank og Kreditkasse
            ASA                             01.07.97  06.07.01

35m USD     The Bank of Nova Scotia         13.07.98  13.07.07

47.5m USD   Hamburgische Landesbank
            Girozentrale                    29.12.98  04.01.09

105m USD    Midland Bank plc                01.12.97  29.05.08

100m USD    Midland Bank plc                01.07.97  07.07.07

100m USD    Chase Manhattan International
            Limited                         17.12.97  22.12.07

27.5m USD   Nederlandse
            Scheepshypotheekbank N.V.
            acting through its Norwegian
            Branch Nedship Bank (Nordic) as
            agent                           17.12.97  19.12.04

40m USD     De Nationale Investeringsbank
            N.V.                            30.03.99  30.06.06

40m USD     De Nationale Investeringsbank
            N.V.                            Expected  Seven years
                                            to be     from
                                            signed in drawdown:
                                            July 1999 ca 07-2006








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                                                      SCHEDULE 2




                             FORM OF
                 LETTER TO AGENTS FOR CREDITORS

                    [Letterhead of Frontline]

To: [Name of Agent Bank]
                                                 July 13, 1999
Dear Sirs

LETTER OF UNDERTAKING

We have made on July 13, 1999 a Subordinated Convertible Loan Facility Agreement for USD 89,000,000 (the "Subordinated Agreement") with Metrogas Holdings Inc. as lender. The terms of the Subordinated Agreement have been agreed by you as agent for the account of the lenders under the loan agreement dated [
] and made between [                       ] the ("Loan
Agreement").

We hereby undertake with you that we will not without your prior written consent (such consent not to be unreasonably withheld) either make any amendment to the terms of the Subordinated Agreement or cancel the Subordinated Agreement and that we will notify you of the occurrence of an Event of Default (as defined in the Subordinated Agreement) as soon as we become aware thereof.

We confirm that a breach of this undertaking will constitute an Event of Default under the Loan Agreement.

This Letter of Undertaking shall be governed by Norwegian law.

Yours faithfully
Frontline Ltd.

By: _____________________
    Tor Olav Troim
    Director

We confirm our agreement to the issuance by Frontline Ltd. of the above Letter of Undertaking.







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Date:         July 13, 1999

Metrogas Holdings Inc.

By: ________________________
    Erling Lind
    As per special authority














































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02089006.AB3